Exhibit 99.7

Consent as Designee to ArcLight Clean Transition Corp. Board of Directors

The undersigned hereby consents, pursuant to Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), to be named as a director of ArcLight Clean Transition Corp. (the “Registrant”) upon consummation of the business combination described in the registration statement on Form S-4 filed by the Registrant with the Securities and Exchange Commission (Registration No. 333-[    ]) for the registration under the Securities Act of securities issuable in connection with the business combination involving Proterra Inc and the Registrant. The undersigned also consents to the filing of this consent as an exhibit to such registration statement and any amendments thereto.

/s/ Constance E. Skidmore

January 29, 2021